Highwater Ethanol, LLC

Investor Update

September 2020 Fall Newsletter

Contact Information:

24500 US HWY 14
PO BOX 96
Lamberton, MN 56152

PHONE:
(507) 752-6160

FAX:
(507) 752-6162

TOLL FREE:
(888) 667-3385

E-MAIL:
info@highwaterethanol.com

WEB ADDRESS:
highwaterethanol.com



From the Desk of Highwater Ethanol, LLC

CEO Brian Kletscher



Walking through 2020 with a positive attitude, we are making it work at Highwater Ethanol!!! We have completed 11 years of operations at Highwater Ethanol. We believe that we have made great progress on our operations and debt reduction. Our debt as of 7/31/2020 was at $1.25 million in long term debt plus the our loan from the Payroll Protection Program of approximately $700,000 which was received due to the establishment of the Cares Act to provide economic relief related to COVID-19. We will be applying to have those dollars forgiven. We continue to utilize our term revolver for cash flow of operations when needed. We anticipate the long term debt will be paid off by the end of the calendar year.

We filed our Form 10-Q for the 3rd Quarter on September 11, 2020. For the nine month period, we have a net loss of $6,201,999. However in the 3rd Quarter we did show net income of $366,274. This result comes after some of the most volatile markets ever experienced in the ethanol industry. COVID-19 has brought very interesting times for all industries, some very negative and some very positive. We are balancing this as we continue to step forward. As you know many plants shutdown for a period of time during April – September, some plants remain shut down. We will continue to monitor production of ethanol not only at Highwater Ethanol, but throughout the United States. With COVID-19 and the change of demand, Highwater Ethanol has reviewed ways to diversify the products that we produce. As a result, Highwater Ethanol has decided to pursue USP grade ethanol production. We have entered into a contract with Nelson Baker BioTech to add the necessary equipment to produce USP grade ethanol. We will work with Minnesota Pollution Control Agency to ensure the appropriate permits are in place for this project. We are excited to be able to diversify our product line.

Margins continue to be up and down this year. We continue to focus on operations to ensure the best efficiencies we can get at your facility. For the nine month period, we produced approximately 3.03 gallons of denatured ethanol per bushel of corn ground. We continue to review enzymes, yeast and other items to ensure the best efficiencies. We have maintained these efficiencies since August 2019 due to a number of factors. Great job to our Team for maintaining this production rate!

HIGHWATER ETHANOL, LLC In October 2019, we received our air emission permit from Minnesota Pollution Control Agency {MPCA} to increase production from 59.5 million gallons per year {mgpy} to 70.2 mgpy. We had increased our production to 67 mgpy rate until COVID-19 hit. At that point, we reduced production up to 25% from April – May and we are still producing approximately 5 – 10% less gallons than our target. Margins in the ethanol industry remained at a low we have not seen since 2012. Many believe with lower corn prices that our margins should be greater. However, we have experienced some of the lowest ethanol net backs in the past 14 years. Corn prices 14 years ago were near $1.85 locally. We are currently at $3.23 locally. That is $1.38 increase in corn prices which definitely makes a difference in margins. Industry Information. E15 and Exports should be a continued priority. Exports are needed to support a very efficient U.S Ethanol industry. As production continues to increase in the U.S., exports will be key for the industry in the future. We are optimistic as to increased interest from countries including Mexico, Canada, China and Japan with announcements on the trade agreements, as well as continued interest from Vietnam, Philippians, India and many others. We encourage you to use a higher blend such as E15, E30 or E85! We believe that use of higher blends will continue to reduce our dependence on crude oil and contribute to cleaner air!! Highwater Ethanol continues to support E10 blend, E15 blend for 2001 and new vehicles and higher blends if you have a flex fuel vehicle. We believe the ethanol industry can respond to meeting the higher blend rates. Highwater Ethanol continues to work with Minnesota Bio Fuels Association to promote ethanol use and we are working to move E15 forward in the State of Minnesota. Minnesota currently has over 377 - E15 pumps available as well as many blend pumps to ensure the consumer has a choice. The recent announcement by President Trump to allow E15 to be sold through the E10 infrastructure may prove to be a big item in promoting E15. We will need State of Minnesota approval to accomplish this in our state, but I for one believe it can be done!! As owners in the ethanol industry each member should be doing his or herr part in using a higher blend of ethanol and asking for the higher blends of ethanol if it is currently not available in your area. We are members of the Renewable Fuels Association and American Coalition for Ethanol. These entities do a great job in representing the ethanol industry at the Federal level. Our Mission Statement: “To successfully operate a bio – energy facility, which will be profitable to our investor owners while contributing to the economic growth in the region. Highwater Ethanol is committed to the present while focusing on the future.” Highwater Ethanol’s Vision Statement: Highwater Ethanol will identify opportunities that position the business to provide sustainable competitive advantages through short and long - term core investments. A few core priorities that were identified include: 1) remain a low cost, efficient and high-quality producer; 2) Review new technology opportunities; 3) Review all opportunities within our core business; and 4) Continue long term debt reduction. I encourage you to visit our web page at highwaterethanol.com. This website will give you markets, weather, investor information and related items. Like us on Facebook! If you are ever passing through the area and would like a tour of your facility, please stop by as we would be very happy to walk you through the facility. Our management team consists of: Luke Schneider, CFO, Tom Streifel, Risk/Commodity Manager, Derek Trapp, Operations Manager, Jon Osland, Maintenance Manager, Lisa Landkammer, EHS Manager and Tim Apitz, Lab Manager. We have positioned our team to be successful in the ethanol industry. Have a safe fall season!!! We will take care of the present as we focus on the future!!! Brian Kletscher, CEO Highwater Ethanol, LLC 2

HIGHWATER ETHANOL, LLC



The Financial Insights with CFO Luke Schneider

We have three quarters of 2020 behind us and our fiscal year end is quickly approaching. Our 3rd Quarter, Form 10-Q, report was recently filed on September 11th. Our Net Loss for the nine month period was just over $6.2 million. However, we did have a profitable 3rd Quarter as we showed a Net Income of approximately $370,000. Margins, much like ethanol demand, has varied throughout 2020. The COVID-19 pandemic brought with it new challenges for Highwater Ethanol. We reduced ethanol production due to the unfavorable operating conditions, but as conditions improved, we increased production levels during our 3rd Quarter. We continue to pay down our term debt and plan to pay-off the remaining $1.25M, as of July 31, by the end of calendar 2020.

Highwater continues to focus on enhancing our plant's performance and efficiencies. We have also entered into an agreement to install a system to produce 20MGY Hydrous USP Grade Ethanol which is used in the sanitizer market. This project will further diversify the products Highwater has available and generate an additional revenue source.

Please find below the breakdown of Statement of Operations for both the 3rd Quarter individually and in total for the nine month period. Further detail regarding our financial performance can be found in our Form 10-Q filings that are available through our website.

Sincerely,

Luke Schneider
CFO

	Three Months Ended July 31, 2020 (Unaudited)	Nine Months Ended July 31, 2020 (Unaudited)
Revenues	$ 24,238,999	$ 71,680,252
Cost of Goods Sold	22,963,801	74,697,964
Gross Profit (Loss)	1,275,198	(3,017,712)
Operating Expenses	777,714	2,864,042
Operating Profit (Loss)	497,484	(5,881,754)
Other Income (Expense)	(131,210)	(320,245)
Net Income (Loss)	$ 366,274	$ (6,201,999)
Weighted Average Units Outstanding	4,801	4,805
Net Income (Loss) Per Unit	$ 76.29	$ (1,290.74)

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HIGHWATER ETHANOL, LLC Election of Governors At the Company’s 2020 Annual Meeting, the terms of the Company’s Group I Governors concluded and the Company’s Members elected three incumbent Group I Governors David Eis, William {Bill} Garth and David Moldan – to serve additional three-year terms. At the 2021 Annual Meeting, the Members of the Company will elect three Governors for the expiring terms of the Group II Governors. The Governors elected at the 2021 Annual Meeting will serve a three-year term, expiring at the Company’s 2024 Annual Meeting. The three Group II Governors are currently –George Goblish, Mark Pankonin and Luke Spalj. Nominations Nominees for elected Governors must be named by: a) the current Governors; b) a Nominating Committee established by the Governors; or c) through nomination by a Member entitled to vote in the election of Governors. The Company has established a Nominating Committee, which operates under a charter adopted by the Board of Governors in November 2009. Pursuant to the Nominating Committee’s charter, the Nominating Committee’s role is to recommend candidates for election to the Company’s Board of Governors. The Nominating Committee meets in December and/or January to identify and recommend candidates to the full Board of Governors at the January Board meeting. The charter sets forth the process for the Nominating Committee to use in recommending nominees. The Nominating Committee may solicit names of candidates for their consideration from Members. As mentioned above, Members may also nominate persons to be elected Governors of the Company by following the procedures explained in Section 5.3(b) of the Third Amended and Restated Operating Agreement. Section 5.3(b) requires that written notice of a Member’s intent to nominate an individual for governor must be given not less than 120 calendar days before the anniversary date of the release of the Company’s proxy materials to Members in connection with the previous year’s annual meeting. However, if the date of the current year’s meeting is changed by more than 30 days form the anniversary date of the previous year’s meeting, then the deadline is a reasonable time, as determined by the Board of Governors, before the Company releases its proxy materials for the annual meeting of the Company. Therefore, if the 2021 Annual Meeting is held on March 11, 2021, Governor nominations must be submitted by Members by October 3, 2020. Each notice submitted by a Member must include the following: 1) the name and address of record of the Member who intends to make the nomination; 2) a representation that the Member is a holder of record of Units of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; 3) the name, age, business and residence addresses, and principal occupation or employment of each nominee; 4) a description of all arrangements or understandings between the Member and each nominee; 5) such other information regarding each nominee proposed by such Member as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and 6) the consent of each nominee to serve as a Governor of the Company if so elected. 4

Page 5 of 5 HIGHWATER ETHANOL, LLC Commodity Talk with Tom Streifel I suspect many of you have watched the movie “Back to the Future.” One thing for sure is you would not have set the target year for 2020. It has been a rough several months for our industry. Gasoline demand dropped 40-50% during the national lockdown in April and ethanol demand follows closely behind. Nearly half the ethanol plants in the country closed down in April. It is not a case where plants voluntarily close for good will purposes rather operating margins turn ugly enough to force that to occur. Highwater was fortunate enough to continue running through this ordeal, which makes my job much easier via we honored all outstanding contracts we had in place. Highwater has honored all its contract obligations since we began operations nearly 11 years ago. We think that track record has built positive relationships which makes it easier to buy corn from area farmers plus consistency in supply and quality keeps a steady DDG customer base. As we head into harvest time, we can count our blessings for an abundant crop. A year ago, the crops to the south and west were below average, which in turn created a stronger corn basis than normal. The higher priced corn cut into our margins. The next few months should be the opposite with plentiful amount of corn supply in our region. One thing about commodity markets is to never get too comfortable as they quickly change. A year ago, the outlook started out bullish with millions of prevent plant acres, however faltering demand erased that expectation. This year started out with a bearish outlook via expected larger acres and production. However, the market has recovered nicely the past two months on an improved foreign demand outlook, plus parts of the Midwest turned too dry so the crops didn’t finish very well. Eleven years ago, when management set forth their business objectives the goals were to expand production from 50 to 70 MGPY, sell modified internally, add corn oil extraction, procure corn internally, improve efficiency (ethanol yield per bushel) and last was to diversify into products other than motor fuels. We have achieved the first 5 objectives and working on the later. It is my opinion the management of Highwater has served its Board and stockholders well, especially the first half of a trying year 2020. Have a safe harvest. This newsletter contains forward-looking statements that involve future events, our future performance and our expected future operations and actions. In some cases you can identify forward-looking statements by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “expect,” “plant,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” or the negative of these terms or other similar expressions. These forward -looking statements are only our predictions and involve numerous assumptions, risks and uncertainties, including, but not limited to those listed below and those business risks and factors described in our filings with the Securities and Exchange Commission (“SEC”). Changes in our business strategy, capital improvements or development plans; Changes in plant production capacity or technical difficulties in operating the plant; Changes in the environmental regulations that apply to our plant site and operations; Changes in general economic conditions or the occurrence of certain events causing an economic impact in the agriculture, oil or grains; Changes in federal and/or state laws (including the elimination of any federal and/or state ethanol tax incentives); Overcapacity within the ethanol industry; Changes and advances in ethanol production technology; Competition in the ethanol industry and from alternative fuel additives; Lack of transportation, storage and blending infrastructure preventing ethanol from reaching high demand markets; Volatile commodity and financial markets; and the results of our hedging transactions and other risk management strategies. Our actual results or actions could and likely will differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in this communication. We are not under any duty to update the forward-looking statements contained in this newsletter. We cannot guarantee future results, levels of activity, performance or achievements. We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this communication. You should read this newsletter with the understanding that our actual results may be materially different from what we currently expect. We qualify all of our forward-looking statements by these cautionary statements. 5